Exhibit 10.48.2

FIRST AMENDMENT TO THE

COCA-COLA ENTERPRISES INC. EXECUTIVE SEVERANCE PLAN

WHEREAS, Coca-Cola Enterprises Inc. (the predecessor to Coca-Cola Refreshments USA, Inc., referred to herein as the “Company”) established the Coca-Cola Enterprises Inc. Executive Severance Plan (the “Plan”) for the exclusive benefit of eligible employees of the Company and its affiliates that have adopted the Plan;

WHEREAS, Section 8 of the Plan reserves the right of the Company to amend the Plan at any time; and

WHEREAS, the Company desires to amend the Plan to close the Plan to employees hired on or after October 2, 2010 and to make certain other administrative changes.

NOW, THEREFORE, the Plan is hereby amended as follows, effective October 2, 2010 except as otherwise specified below:

1.                                       Each reference in the Plan to Coca-Cola Enterprises Inc. shall be replaced with a reference to Coca-Cola Refreshments USA, Inc., and the name of the Plan shall be changed to the Coca-Cola Refreshments USA, Inc. Executive Severance Plan.

2.                                       The following definition of “Committee” is added to the Plan.

“Committee” means The Coca-Cola Company Benefits Committee appointed by the Senior Vice President, Human Resources (or the most senior Human Resources officer of the Company), which shall act on behalf of the Company to administer the Plan.

3.                                       The definition of “Eligible Employee” shall be amended as follows:

“Eligible Employee” means senior officers and management employees of the Company (or any Affiliate of the Company designated by the Committee) who are in positions in the Global Leadership, Executive Leadership, Strategic Leadership, or Business Unit/Functional Leadership salary bands, and whose most recent date of hire was on or before October 1, 2010.  Notwithstanding anything else herein, any employee whose most recent hire date with the Company or any Affiliate of the Company is after October 1, 2010 is not eligible for benefits under this Plan.

4.                                       The definition of “HR and Compensation Committee” is deleted and each reference in the Plan to the HR and Compensation Committee shall be replaced with the Committee.

5.                                       The definition of Severance Benefits Committee shall be as follows:

“Severance Benefits Committee” means the committee appointed by the Senior Vice President, Human Resources of The Coca-Cola Company (or the most senior Human Resources officer of The Coca-Cola Company) to make certain determinations with regard to benefits payable under this Plan.

6.                                       Section 4(g) is amended as follows:

(g)           Committee Discretion.  Notwithstanding the foregoing, the Severance Benefits Committee may, in its sole discretion, reduce or otherwise adjust the amount of an Eligible Employee’s severance pay, amount in lieu of bonus, and restricted stock/stock unit vesting.  Such determination shall be made before any severance payments commence under this Section 4.

7.             Section 7 is deleted in its entirety and replaced with the following language:

7.             Claims Procedures.

7.1           Right to File a Claim.  Any Eligible Employee who believes he is entitled to a benefit hereunder that has not been received, may file a claim in writing with the Severance Benefits Committee.  The claim must be filed within one year after the date of the Eligible Employee’s termination of active employment.  The Severance Benefits Committee may require such claimant to submit additional documentation, if necessary, in support of the initial claim.

7.2           Denial of a Claim.  Any claimant whose claim to any benefit hereunder has been denied in whole or in part shall receive a notice from the Severance Benefits Committee within 90 days of such filing or within 180 days after such receipt if special circumstances require an extension of time.   If the Severance Benefits Committee determines that an extension of time is required, the claimant will be notified in writing of the extension and reason for the extension within 90 days after the Severance Benefits Committee’s receipt of the claim.  The extension notice will also include the date by which the Severance Benefits Committee expects to make the benefit determination.  The notice of the denial of the claim will set forth the specific reasons for such denial, specific references to the Plan provisions on which the denial was based and an explanation of the procedure for review of the denial.

7.3           Claim Review Procedure.  A claimant may appeal the denial of a claim to the Committee by written request for review to be made within 60 days after receiving notice of the denial.  The request for review shall set forth all grounds on which it is based, together with supporting facts and evidence that the claimant deems pertinent, and the Committee shall give the claimant the opportunity to review pertinent Plan documents in preparing the request.  The Committee may require the claimant to submit such additional facts, documents or other material as it deems necessary or advisable in making its review.  The Committee will provide the claimant a written or electronic notice of the decision within 60 days after receipt of the request for review, except that, if there are special circumstances requiring an extension of time for processing, the 60-day period may be extended for an additional 60 days.  If the Committee determines that an extension of time is required, the claimant will be notified in writing of the extension and reason for the extension within 60 days after the Committee’s receipt of the request for review.  The extension notice will also include the date by which the Committee expects to complete the review.  The Committee shall communicate to the claimant in writing its decision, and if the Committee confirms the denial, in whole or in part, the communication shall set forth the reasons for the decision and specific references to the Plan provisions on which the decision is based.

7.4           Limitation on Actions.  Any suit for benefits must be brought within one year after the date the Committee (or its designee) has made a final denial (or deemed denial) of the claim.  Notwithstanding any other provision herein, any suit for benefits must be brought within two years of the date of termination of active employment.  No claimant may file suit for benefits until exhausting the claim review procedure described herein.

IN WITNESS WHEREOF, by delegation of the Board of Directors of the Company, The Coca-Cola Company Benefits Committee has adopted this Amendment on the date shown below, but effective as of the dates indicated above.

The Coca-Cola Company Benefits Committee

By	/s/ Susan M. Fleming
Chairman

Date	November 3, 2010